Exhibit 2.1

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Second Amendment to Securities Purchase Agreement (this “Amendment #2”), is dated as of November 15th, 2023, by and among Akerna Corp., a Delaware corporation (“Seller”), Akerna Canada Ample Exchange Inc., an Ontario corporation and a wholly owned subsidiary of Seller (“ExchangeCo”), and MJ Acquisition Corp., a Delaware corporation (the “Buyer”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the SPA (as defined below).

RECITALS

A. WHEREAS, Seller, ExchangeCo and Buyer are parties to a Securities Purchase Agreement, dated as of April 28, 2023 (as amended on October 11, 2023, the “SPA”);

B. WHEREAS, the Seller requires additional capital to fund its operations through to the closing of the transactions contemplated by the SPA; and

C. WHEREAS, in connection with providing Seller with $150,000 in additional funding within 3 Business Days of the signing of this Amendment #2, Seller, ExchangeCo and Buyer have agreed to amend certain provisions of the SPA including without limitation the amendment and restatement of the secured promissory note evidencing the Akerna Loan and related security documents.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

1. Modifications to Article I.

a.	The definition of “Akerna Loan” in Article I of the SPA is hereby amended and restated in its entirety to read as follows:

““Akerna Loan” means a loan by Buyer to Seller in the principal amount of $1,650,000 to be evidenced by a secured promissory note and security documents in substantially the form as agreed to by the Buyer and the Seller.”

b.	The following definition of “Akerna A&R Promissory Note” is hereby amended and restated in its entirety to read as follows:

““Akerna A&R Promissory Note” means that certain Seller secured convertible promissory note evidencing a loan from Buyer to Seller in the principal amount of $1,650,000 in connection with the Akerna Loan.’

c.	The definition of “Current Assets” in Article I of the SPA is hereby amended and restated in its entirety to read as follows:

““Current Assets” means cash and cash equivalents (exclusive of the Share Proceeds, if any), accounts receivable (less allowance for doubtful accounts), inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company Group’s Affiliates, directors, managers, employees, officers, stockholders or members and any of their respective Affiliates, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Annual Financial Statements for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.’

d.	A new definition of “Share Proceeds” is hereby added to Article I of the SPA to read as follows:

““Share Proceeds” means the net proceeds (if any) from the sale of the Shares on or prior to the Closing.”

2. Modifications to Section 2.2.

a.	Section 2.2 of the SPA is hereby amended and restated to read in its entirety as follows:

“(a) The aggregate purchase price for the Securities shall be One Million Eight Hundred Fifty Thousand Dollars ($1,850,000), subject to adjustment pursuant to Section 2.04 hereof (the “Purchase Price”), consisting of cash to be paid at Closing.”

3. Modification to Section 2.3(b)(i).

a.	Section 2.3(b)(i) of the SPA is hereby amended and restated to read in its entirety as follows:

“(i) (A) an assignment of the Membership Interests to Buyer (or a Subsidiary of Buyer designated by Buyer) in form and substance satisfactory to Buyer, duly executed by Seller, and (B) certificates representing the Shares, free and clear of all Encumbrances (other than Encumbrances pursuant to securities Laws of general application), duly endorsed in blank by ExchangeCo or accompanied by instruments of transfer duly endorsed in blank by ExchangeCo, with all required transfer tax stamps (if any) affixed thereto (collectively, the “Assignments”); provided, however, that in the event that prior to or contemporaneous with the Closing, Buyer and Seller have mutually agreed in writing to a third party Ample sale transaction as contemplated by Section 5.19 of this Agreement, then Seller shall remit to Buyer the Share Proceeds (not to exceed $700,000, less $20,000 to cover Seller’s legal fess in relation to such sale transaction) in lieu of assigning to Buyer such certificate representing the Shares; and

4. Additional Funding. Within three (3) Business Days of the date of this Amendment #2, the Buyer will fund an additional $150,000 to the Seller (the “Additional Financing”), and concurrently with the funding of the Additional Financing, the Seller will execute and deliver the an amendment to the Akerna A&R Promissory Note to (i) reflect the increase in the amount of the Loan under the Note from $1,500,000 to $1,650,000, (ii) revise Section 1.5 (deemed payment) of the Note to provide that contemporaneous with and immediately prior to the consummation of the transactions under the SPA, the principal amount of the A&R Promissory Note shall convert into such quantity of shares of common stock of the Company as equals (1) $1,650,000, divided by (2) the 5-day volume weighted average price of the common stock of the Company as quoted on The Nasdaq Capital Market for the 5 trading days immediately preceding the date of the consummation of the transactions under the SPA; provided however, that in no case shall the Seller be required to issue to the Buyer such number of shares of common stock as would in the aggregate with all shares issued pursuant to the SPA and the Merger Transaction and/or held or controlled by the Buyer exceed 19.99% of the number of issued and outstanding shares of common stock of the Seller on September 28, 2023 without first obtaining the approval of stockholders of the Seller as required pursuant to the rules of the Nasdaq Stock Exchange. Concurrently with the Additional Financing, the Seller and its subsidiaries, on the one hand, and the Buyer, on the other hand, will also enter into amendments to the Amended and Restated Security and Pledge Agreement dated October 11, 2023 and the Amended and Restated Guaranty Agreement dated October 11, 2023 to reflect the increase in the principal amount of the A&R Promissory Note. The Seller, the Buyer and HT Investments MA, LLC will also enter into an amendment to the Amended and Restated Subordination and Intercreditor Agreement dated October 11, 2023 to reflect the increase in the principal of amount of the Note.

5. Amendment and Ratification. Except as specifically amended hereby, all terms, conditions, covenants, representations, and warranties contained in the SPA shall remain in full force and effect and shall be binding upon the Parties.

6. Entire Agreement; Assignment. The SPA, as amended hereby and together with the Ancillary Documents, the Note, the Security and Pledge Agreement, the Guaranty Agreement and the Subordination and Intercreditor Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Amendment #2 may not be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of each Party hereto. Any attempted assignment of this Amendment #2 not in accordance with the terms of this Section 7 shall be void.

7. Parties in Interest. This Amendment #2 shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Amendment #2, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Amendment #2.

8. Governing Law. This Amendment #2 and all disputes or controversies arising out of or relating to this Amendment #2, including the applicable statute of limitations, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

9. Counterparts; Electronic Signatures. This Amendment #2 may be executed manually or electronically in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment #2 by facsimile, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment #2.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment #2 to be executed as of the date first written above.

AKERNA CORP.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

AKERNA CANADA AMPLE EXCHANGE INC.

By:	/s/ Jessica Billingsley
	Name:	Jessica Billingsley
	Title:	Chief Executive Officer

MJ ACQUISITION CORP.

By:	/s/ Scott Ogur
	Name:	Scott Ogur
	Title:	Authorized Representative

[SIGNATURE PAGE TO SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT]

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